Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert Senior Director, Investor and Corporate Communications (386) 681-4281

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL

RESULTS FOR THE FIRST QUARTER OF FISCAL 2012

~54th DAYTONA 500® Most-Watched NASCAR Broadcast for FOX~

~Grand Opening of the Hollywood Casino at Kansas Speedway~

~Company Reiterates Full-Year Financial Guidance~

DAYTONA BEACH, Fla. – April 3, 2012 – International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal first quarter ended February 29, 2012.

“It was a historic quarter for ISC,” stated ISC Chief Executive Officer Lesa France Kennedy. “The DAYTONA 500 for the first time in its 54-year history was run at night during prime time after being postponed due to weather. We witnessed a passionate and enthusiastic crowd return in mass for the must-see Monday night event. ‘The Great American Race’ also became the most-watched NASCAR broadcast ever for FOX with over 36 million people seeing a portion of the race; a tremendous achievement on a tough night of entertainment.

“Additionally during the quarter, we celebrated the grand opening of our first venture to monetize ISC’s real estate holdings with our Hollywood Casino at Kansas Speedway. The combination of a world-class sports facility with the premier Hollywood-branded casino has set a new standard in gaming entertainment excellence and will create value for our shareholders. We are optimistic that we can achieve this type of success with other long-term ancillary real estate development opportunities at certain of our other motorsports facilities.

“While year-over-year comparison for the quarter was impacted by Phoenix International Raceway’s spring NASCAR race weekend being moved from the 2011 fiscal first quarter into the Company’s 2012 fiscal second quarter, we were pleased with our first quarter results. The economy is moving in the right direction and with further improvements in consumer confidence we expect to benefit from the consumers’ eventual renewed faith in the economy.”

-more-

ISC REPORTS FISCAL 2012 FIRST QUARTER RESULTS	PAGE 2

First Quarter Comparison

Total revenues for the first quarter ended February 29, 2012 was approximately $127.4 million, compared to revenues of approximately $148.7 million in the prior-year period. Operating income was approximately $29.7 million during the period compared to approximately $39.4 million in the first quarter of fiscal 2011. In addition to the macroeconomic challenges, quarter-over-quarter comparability was impacted by:

•

The spring NASCAR Sprint Cup and Nationwide series events at Phoenix were held in the first quarter of fiscal 2011. The corresponding events were held in the second quarter of fiscal 2012. In addition, Phoenix held a NASCAR Camping World Truck Series event in the first quarter of fiscal 2011. The corresponding event will be held in the fourth quarter of fiscal 2012.

•	The Company expects to earn an immaterial amount of ancillary revenue for the year.

•

During the first quarter of fiscal 2012, the Company expensed approximately $0.7 million, or $0.01 per diluted share, of certain ongoing carrying costs related to its Staten Island property. Similar costs had previously been capitalized.

•

In the first quarter of fiscal 2012, the Company recognized nominal non-cash impairments of long-lived assets primarily attributable to the removal of certain assets. During the three months ended February 28, 2011, the Company recognized non-cash impairments of long-lived assets totaling approximately $2.9 million, or $0.04 per diluted share.

•

During the first quarter of fiscal 2012, the Company recognized a $0.3 million charge for equity in net loss from equity investments related to certain start up costs through the opening and net of results of operations beginning in February 2012, associated with its Hollywood Casino at Kansas Speedway.

•	During the first quarter of fiscal 2012, the Company recorded approximately $0.8 million, or $0.01 per diluted share, net gain on the sale of certain assets.

Net income for the first quarter was approximately $17.1 million, or $0.37 per diluted share, compared to net income of approximately $21.4 million, or $0.45 per diluted share, in the prior year period. Excluding certain carrying costs related to the Staten Island property; impairments of certain other long-lived assets; and the net gain on sale of certain assets, non-GAAP (defined below) net income for the first quarter of 2012 was $17.1 million, or $0.37 per diluted share. Non-GAAP net income for the fiscal first quarter of 2011 was $23.3 million, or $0.49 per diluted share.

GAAP to Non-GAAP Reconciliation

The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.

ISC REPORTS FISCAL 2012 FIRST QUARTER RESULTS	PAGE 3

The adjustments for 2011 relate to the Hollywood Casino at Kansas Speedway — equity in net loss from equity investment and impairments of certain other long-lived assets.

The adjustments for 2012 relate to impairments of certain other long-lived assets, net gain on sale of certain assets and carrying costs related to our Staten Island property.

The Company believes such non-GAAP information is useful and meaningful, and is used by investors to assess its core operations, which consist of the ongoing promotion of racing events at its major motorsports entertainment facilities. Such non-GAAP information adjusts for items that are not considered to be reflective of the Company’s continuing core operations at its motorsports entertainment facilities. The Company believes that such non-GAAP information improves the comparability of its operating results and provides a better understanding of the performance of its core operations for the periods presented. The Company uses this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. The Company uses both GAAP and non-GAAP information in evaluating and operating its business and as such deemed it important to provide such information to investors.

	(In Thousands, Except Per Share Amounts)
	(Unaudited)
	Three Months Ended
	February 28, 2011	February 29, 2012
Net income	$21,435	$17,139
Adjustments, net of tax:
Carrying costs related to Staten Island	—	417
Impairment of long-lived assets	1,743	30
Casino pre-opening expenses	137	—
Net gain on sale of certain assets	—	(511)

Non-GAAP net income	$23,315	$17,075

Per share data:
Diluted earnings per share	$0.45	$0.37
Adjustments, net of tax:
Carrying costs related to Staten Island	—	0.01
Impairment of long-lived assets	0.04	0.00
Casino pre-opening expenses	0.00	—
Net gain on sale of certain assets	—	(0.01)

Non-GAAP diluted earnings per share	$0.49	$0.37

ISC REPORTS FISCAL 2012 FIRST QUARTER RESULTS	PAGE 4

From a marketing partnership perspective, ISC’s corporate sales team continues to generate strong levels of interest from corporate prospects. For fiscal 2012, the Company has agreements in place for approximately 86.3 percent of its gross marketing partnership revenue target. The Company has four of its available 20 NASCAR Sprint Cup Series event entitlements either open or not announced and two of its 15 NASCAR Nationwide Series event entitlements either open or not announced. This is compared to last year at this time when the Company had approximately 87.0 percent of its gross marketing partnership revenue target sold and had entitlements for five NASCAR Sprint Cup and three NASCAR Nationwide entitlements either open or not announced.

“We are seeing solid demand in media sales for our events, resulting in the addition of several first-time advertisers on Motor Racing Network, the nation’s largest independent sports radio network,” stated Ms. France Kennedy. “We attribute this demand to corporate marketing partners seeing improving consumer confidence. Typically, measured media will increase followed by other forms of marketing partnerships. This affirms our expectation that revenues from our corporate marketing relationships will grow over the long term, contributing to strong earnings and cash flow stability and predictability.”

External Growth, Financing-Related and Other Initiatives

Hollywood Casino at Kansas Speedway

The Hollywood Casino at Kansas Speedway, which opened on February 3, 2012, features a 95,000 square-foot casino with 2,000 slot machines and 52 table games, a 1,253 space parking structure as well as a sports-themed bar, dining and entertainment options. Penn National Gaming, Inc. is responsible for the development and operation of the casino.

The Company estimates that its share of capitalized development costs for the project, excluding its contribution of land, will be approximately $145.0 million, which is below the original estimate of approximately $155.0 million. Through February 29, 2012, the Company has funded approximately $134.3 million of these capitalized development costs. In addition, the Company funded certain working capital needs of the project prior to opening. Start up and related costs through opening were expensed through equity in net loss from equity investments. Cash flow from the casino’s operations will be used, along with equal contributions from each partner as necessary, to fund the remaining capital requirements. The Company estimates that the Hollywood Casino at Kansas Speedway will provide approximately $3.0 million in equity income in fiscal 2012.

Liquidity

Subsequent to the end of ISC’s fiscal 2012 first quarter, the Company completed the redemption of all of its outstanding 5.4 percent Senior Notes due April 2014. ISC used additional capacity on its line of credit to retire all of the notes, for an aggregate price equal to the $87.0 million outstanding principal amount plus a redemption premium of approximately $9.0 million and accrued interest up to, but excluding, the redemption date.

ISC REPORTS FISCAL 2012 FIRST QUARTER RESULTS	PAGE 5

The net redemption premium, associated unamortized net deferred financing costs, and unamortized original issuance discount totaling approximately $9.1 million, will be recorded as a loss on early redemption of debt in ISC’s fiscal 2012 second quarter results.

The Company is monitoring the current interest rate environment to potentially refinance the borrowings of the redeemed notes with lower cost alternatives and extend a significant portion of its near-term debt maturities.

Capital Spending

The Company competes for the consumers’ discretionary dollar with many entertainment options such as concerts and other major sporting events, not just other motorsport events. To better meet its customer’s expectations, ISC is committed to improving the guest experience at its facilities through on-going capital improvements that position it for long-term growth.

For the three months ended February 29, 2012, the Company spent $12.8 million on capital expenditures for projects at its existing facilities. In comparison, capital expenditures for the fiscal 2011 first quarter totaled approximately $11.7 million, which included approximately $9.6 million of projects at the Company’s existing facilities. The remaining balance was associated with additional capitalized spending for its Staten Island property.

At February 29, 2012, the Company had approximately $47.2 million remaining in capital projects currently approved for its existing facilities. Certain of these projects include:

•	the reconfiguration and road course construction at Kansas;

•	grandstand seating enhancements at Talladega and Watkins Glen;

•	parking improvements at Daytona; and

•	trackside RV development at Michigan.

As a result of these currently approved projects and anticipated additional approvals in fiscal 2012, the Company expects its total fiscal 2012 capital expenditures at its existing facilities will be approximately $80.0 million to $90.0 million depending on the timing of certain projects. The Company reviews the capital expenditure program periodically and modifies it as required to meet current business needs.

Ms. France Kennedy added, “With a strengthening economy, we have a great opportunity to grow our business through improved consumer and corporate spending trends. In addition, we believe the targeted improvements at our motorsports facilities to enhance the guest experience will further support this growth.”

Share Repurchase Program

During the fiscal 2012 first quarter, the Company purchased 405,538 shares of its Class A stock for approximately $10.3 million, bringing the total number of shares purchased from December 2006 through February 2012 to approximately 7.1 million shares. ISC currently has approximately $61.7 million in remaining capacity on its $330.0 million authorization.

ISC REPORTS FISCAL 2012 FIRST QUARTER RESULTS	PAGE 6

Returning capital, through repurchasing shares and an annual dividend payment, is an important component of ISC’s long-term capital allocation strategy. The Company is opportunistically buying shares on the open market and anticipates that it will spend annually between $25 million to $35 million in returning capital to its shareholders. The Company, on a quarterly basis and pursuant to the trading plan under Rule10b5-1, will review and adjust, if necessary, the parameters of its Stock Purchase Plan.

Outlook

ISC reiterates its 2012 total revenue guidance range of $610.0 million to $630.0 million. In addition, the Company is maintaining its fiscal 2012 full year non-GAAP earnings range of $1.50 to $1.60 per diluted share after-tax. From an earnings perspective, the fourth quarter will be the Company’s most significant, followed by the second, first and third quarter.

ISC’s 2012 financial guidance excludes any future loss or gain on impairment or disposal of long-lived assets which could be recorded as part of capital improvements resulting in removal of assets not fully depreciated; gain or loss on the sale of its Staten Island property, unanticipated further impairment of the property and the ongoing carrying costs; and the loss on early redemption of debt.

In closing, Ms. France Kennedy stated, “We are committed to providing a live experience that is aligned with the on-track excitement and allows the fans to further engage in the sport. We remain confident that by delivering memorable guest experiences along with attractive pricing and fantastic racing, ISC will generate stronger revenues and bottom-line results.”

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 65138010.

A live Webcast will also be available at that time on the Company’s Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Tuesday, April 17, 2012. To access, dial (855) 859-2056 and enter the code 65138010, or visit the “Investor Relations” section of the Company’s Web site.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama;

ISC REPORTS FISCAL 2012 FIRST QUARTER RESULTS	PAGE 7

Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.

The Company also owns and operates Motor Racing Network, the nation’s largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, the Company has a 50 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company’s Web site at www.internationalspeedwaycorporation.com.

Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

ISC REPORTS FISCAL 2012 FIRST QUARTER RESULTS	PAGE 8

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended
	February 28, 2011	February 29, 2012
	(Unaudited)
REVENUES:
Admissions, net	$36,080	$32,526
Motorsports related	97,992	80,746
Food, beverage and merchandise	12,054	11,045
Other	2,559	3,081

	148,685	127,398
EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	31,923	25,252
Motorsports related	24,464	21,965
Food, beverage and merchandise	8,759	7,737
General and administrative	22,166	23,236
Depreciation and amortization	19,146	19,459
Impairment of long-lived assets	2,872	50

	109,330	97,699

Operating income	39,355	29,699
Interest income	26	27
Interest expense	(3,842)	(3,437)
Equity in net loss from equity investments	(226)	(301)
Other	—	839

Income from continuing operations before income taxes	35,313	26,827
Income taxes	13,878	9,688

Net income	$21,435	$17,139

Earnings per share:
Basic and dilutled	$0.45	$0.37

Basic weighted average shares outstanding	48,032,747	46,391,006

Diluted weighted average shares outstanding	48,038,843	46,395,912

Comprehensive income	$21,544	$17,322

ISC REPORTS FISCAL 2012 FIRST QUARTER RESULTS	PAGE 9

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

	November 30, 2011	February 28, 2011		February 29, 2012
ASSETS		(Unaudited	)
Current Assets:
Cash and cash equivalents	$110,078	$102,014		$98,742
Receivables, less allowance	36,098	111,175		89,859
Inventories	2,481	3,538		4,542
Income taxes receivable	5,914	14,700		—
Deferred income taxes	3,949	4,265		2,487
Prep aid expenses and other current assets	6,875	10,833		15,433

Total Current Assets	165,395	246,525		211,063

Property and Equipment, net	1,371,776	1,367,395		1,366,356
Other Assets:
Long-term restricted cash and investments	—	1,002		—
Equity investments	100,137	43,774		150,402
Intangible assets, net	178,701	178,609		178,689
Goodwill	118,791	118,791		118,791
Other	9,839	10,532		7,745

	407,468	352,708		455,627

Total Assets	$1,944,639	$1,966,628		$2,033,046

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2,264	$33,224		$2,275
Accounts payable	17,917	20,294		19,034
Deferred income	46,209	89,382		94,278
Income taxes payable	1,212	—		1,750
Current tax liabilities	4,178	4,559		755
Other current liabilities	17,856	19,275		17,724

Total Current Liabilities	89,636	166,734		135,816

Long-Term Debt	313,888	285,936		343,740
Deferred Income Taxes	315,659	289,777		318,750
Long-Term Tax Liabilities	1,784	2,282		1,911
Long-Term Deferred Income	10,087	11,944		11,707
Other Long-Term Liabilities	1,119	3,257		1,314
Commitments and Contingencies	—	—		—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	264	275		260
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	200	203		200
Additional paid-in capital	445,005	479,131		442,090
Retained earnings	772,938	733,534		783,016
Accumulated other comprehensive loss	(5,941)	(6,445)		(5,758)

Total Shareholders’ Equity	1,212,466	1,206,698		1,219,808

Total Liabilities and Shareholders’ Equity	$1,944,639	$1,966,628		$2,033,046

ISC REPORTS FISCAL 2012 FIRST QUARTER RESULTS	PAGE 10

Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended
	February 28, 2011	February 29, 2012
	(Unaudited)
OPERATING ACTIVITIES
Net income	$21,435	$17,139
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,146	19,459
Stock-based compensation	320	319
Amortization of financing costs	306	349
Deferred income taxes	10,150	6,413
Loss from equity investments	226	301
Impairment of long-lived assets, non cash	2,872	50
Other, net	13	(804)
Changes in operating assets and liabilities:
Receivables, net	(77,240)	(53,761)
Inventories, prep aid expenses and other assets	(5,260)	(10,499)
Accounts pay able and other liabilities	5,931	1,280
Deferred income	38,240	49,689
Income taxes	3,635	1,296

Net cash provided by operating activities	19,774	31,231
INVESTING ACTIVITIES
Capital expenditures	(11,699)	(12,796)
Equity investments and advances to affiliate	(311)	(50,566)
Other, net	—	1,250

Net cash used in investing activities	(12,010)	(62,112)
FINANCING ACTIVITIES
Payments under credit facility	(52,000)	—
Proceeds from credit facility	—	30,000
Payment of long-term debt	(149)	(156)
Proceeds of long-term debt	65,000	—
Deferred financing fees	(424)	—
Exercise of Class A common stock options	51	—
Reacquisition of previously issued common stock	(2,394)	(10,299)

Net cash provided by financing activities	10,084	19,545

Net increase (decrease) in cash and cash equivalents	17,848	(11,336)
Cash and cash equivalents at beginning of period	84,166	110,078

Cash and cash equivalents at end of period	$102,014	$98,742

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